Exhibit A

FILING AGREEMENT BETWEEN
MILVERTON CAPITAL CORPORATION AND RENE BRANCONNIER

The undersigned hereby agree that the Schedule 13D with respect to the Common Stock, $0.001 par value, of Global 8 Environmental Technologies, Inc., dated of even date herewith is and shall be filed on behalf of each of us pursuant to and inaccordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: July 21, 2010

By:	/s/ Rene Branconnier
Rene Branconnier

MILVERTON CAPITAL CORPORATION

By:	/s/ Rene Branconnier
Name:	Rene Branconnier
Title:	President